Exhibit 10.1
13601 Via Varra, Broomfield, CO 80020
1.PERSONAL & CONFIDENTIAL
HAND DELIVERED
January 18, 2022
Adam Michaels

Dear Adam:
We are pleased to confirm the terms of your promotion with Crocs, Inc. (the “Company”) effective January 1, 2022 (the “Start Date”), on the following terms:
1.Title - Your new position will be EVP, Chief Digital Officer reporting to Andrew Rees, Chief Executive Officer, at our Broomfield, Colorado, location. Your position, duties and reporting relationships are subject to change in accordance with operational needs.
2.Compensation – Your base salary will be an annualized rate of $575,000.00, equating to a bi-weekly salary of $22,115.38, less applicable withholdings and deductions.
3.Short-term Incentive Plan – You are eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2022 and beyond STIP plan years. The target discretionary bonus for your position is 75% of your actual earnings for the plan year, which is currently derived from the achievement of financial goals including company profitability, individual and regional performance. The STIP is subject to amendment or change at any time with or without notice.
4.Long-term Incentive Plan – You are eligible to participate in the Company’s Long-Term Incentive Plan (LTIP). In this plan, your target long-term incentive is 85% of your base salary and will be discretionary based on Company and individual performance. The LTIP is subject to amendment or change at any time with or without notice.
5.Benefits – If not already participating in the Company’s health benefit plan, you are eligible for health insurance benefits according to the Company’s U.S. benefits plan on the Start Date. You will also be eligible for paid time-off, as well as other benefits, in accordance with the Company’s policies for similarly situated employees. Details of the Company’s health insurance and other benefits are available to you, along with the summary plan descriptions, at the Company’s intranet portal (Crocs I Connect) or you may contact the Crocs Benefits Center at 1844-285-4723. Your benefits will be in accordance the terms of the applicable plans or policies for similarly situated employees, which may change from time to time.

6.Severance - Should your employment terminate without Cause (as defined below), you will receive twelve (12) months’ pay at your then current base salary, in a lump sum, less applicable taxes and withholdings. In addition, you will be eligible for executive outplacement at the EVP
Level, both of which are conditioned upon signing the Company’s Separation Agreement and General Release. You are not eligible to receive severance if you voluntarily resign your employment or are terminated for Cause.
For purposes of this offer letter, “Cause” means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of the Company; or (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness).
7.Change in Control Plan - So long as Crocs, Inc. maintains a Change in Control Plan (the
“CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.
8.At-Will Employment - Your employment with the Company is at-will, meaning both you and the Company retain the right to terminate the employment relationship at any time, with or without cause and with or without notice. You further acknowledge that this letter does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.
9.Confidential Information
a.You will become privy to information that is proprietary, confidential and/or intended for Company use only. “Confidential Information” means all trade secrets belonging to the Company, and all nonpublic or proprietary information relating to the Company's business or that of any Company customer. Examples of Confidential Information include, but are not limited to, information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and developing products and technology; information regarding customers, prospective customers, clients, business contacts; prospective and executed contracts; marketing and/or sales plans, or any other initiatives, strategies, plans and proposals used by the Company in the course of its business and any nonpublic or proprietary information regarding the Company’s present or future business plans; financial information; and software, databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications. You shall at all times during and after your employment, maintain confidentiality of the Confidential Information. You shall not, without the Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of your work on the Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Company unless such person or entity is authorized by the Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Company or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to you is and shall remain the Company’s property or the property of a Company customer to which they belong.
b.You agree that, upon request of the Company or upon termination (whether voluntary or involuntary), you shall immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, or other computer media in your possession or under your control. You shall also return any materials that contain or are derived from Confidential Information or are connected with or relate to your services to Company or any of its customers.
10.Intellectual Property
a.You hereby assign to the Company all of your rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein). You further acknowledge and agree that all copyrightable Work Product prepared by you within the scope of your employment with the Company is “works made for hire” and, consequently, that the Company owns all copyrights thereto. “Work Product” shall include but is not limited to, all literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which: (i) are prepared or developed by you, individually or jointly with others, during your employment with the Company, whether or not during working hours; and (ii) relate to or arise in any way out of 1) current and/or anticipated business and/or activities of the Company, 2) the Company’s current and/or anticipated research or development, 3) any work performed by you for the Company, and/or 4) any information or assistance provided by the Company, including but not limited to Confidential Information.
b.You shall promptly disclose to the Company all Work Product. All such Work Product is and shall forthwith become the property of the Company, or its designee, whether or not patentable or copyrightable. The Company will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company or its designee title to such Work Product, or to confirm the Company or its designee’s title therein, and in order to enable the Company or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. You agree to perform your obligations under this Section 10 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company.
11.Non-Compete
a.In order to protect the Company’s Confidential Information, trade secrets and good will, which would cause irreparable harm to the Company if disclosed to a competitor, during your employment, and for a period of twelve (12) months following the termination of your employment for any reason, except if you are terminated without Cause (as defined in Section 8) or are laid off (the “Restriction Period”), you shall not, without the prior written consent of the

Company, directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America or abroad with the following casual footwear companies: Skechers USA, Inc., Wolverine Worldwide, Inc., Deckers Outdoor Corporation, as well as any other entity or business that is primarily engaged in the design and/or distribution of casual footwear (collectively, the “Restricted Activities”). You further acknowledge and agree that in light of your role, knowledge of, and access to the Company’s Confidential Information and trade secrets, and the international nature of Company’s business, that the restrictions set forth in this Section 11.a are reasonable.
b.In the event you breach this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution.
c.The Company has the option, in its sole discretion, to elect to waive all of a portion of the Restriction Period or to limit the definition of Restricted Activities, by giving you seven (7) days prior notice of such election.
12.Non-Solicitation - During your employment, and for twelve (12) months following the termination of your employment (whether voluntary or involuntary) with the Company, you shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any employee of the Company who was an employee of the Company at any time during the twelve (12) months prior to the last day of employment; or (ii) encourage or solicit any customer, vendor, supplier or contractor who has a business relationship with the Company on the date of your termination of employment to terminate or seek to modify or terminate its relationship with the Company. The restrictions set forth in Sections 12(i) and (ii) above shall not prohibit any form of general advertising or solicitation that is not directed to a specific person or entity.
13.Employee Cooperation. During and after your employment ends, you acknowledge and agree that you have a duty to cooperate by providing truthful information and any documents in connection with any legal proceeding in which the Company is involved and regarding which you have knowledge, information or expertise, or where the Company believes your attendance and participation could be beneficial to the Company. You will be reimbursed by the Company for any reasonable out-of-pocket expenses resulting from said assistance or participation.
14.Survival - Your obligations under Sections 9-13 of this letter shall survive the termination of your employment (whether voluntary or involuntary) with the Company. The Company is also entitled to communicate your obligations under Sections 9-13 of this letter to your future or potential employer.
15.Remedies - You acknowledge that if you breach any obligation under this letter, including a breach of one or more provisions regarding confidentiality, non-competition, non-solicitation, or disclosure of Work Product, the Company will suffer immediate and irreparable harm and damage and that a remedy at law would be inadequate. You therefore agree that upon such breach or threatened breach of any obligation under this letter, in addition to any and all legal remedies, the Company shall be entitled to seek any injunctive relief available in order to prevent or restrain any such breach. This Section 15 shall not be construed as an election of any remedy or as a waiver of any right available to the Company under this letter or the law, including the right to seek damages from you for a breach of any provision of this letter.
16.Review by Counsel - You acknowledge that you have been advised of your right to consult with legal counsel before signing this letter.
17.Entire Agreement - This letter contains the entire understanding between the parties relating to your employment and supersedes all prior statements, representations or agreements, whether written or oral, made to you by any representative of the Company relating to your employment.
18.Governing Law and Venue - The validity, enforceability, construction and interpretation of this letter are governed by Delaware law. The parties also agree that in the event a dispute arises regarding this letter, the parties will submit to the jurisdiction of the federal and state courts of the State of Colorado. You expressly waive any objection as to jurisdiction or venue in the state and federal courts located in Broomfield, Colorado.
We are confident in your ability and willingness to make positive contributions in this position. Please accept our best wishes for success. Congratulations on your promotion!
Sincerely,
Shannon Sisler
Shannon Sisler
SVP & Chief People Officer Crocs, Inc.
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Please confirm your acceptance of this conditional promotion offer by signing the letter where indicated below.
Signed and Accepted by: /s/ Adam Michaels

Date: 2/4/2022